SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2008 (July 30, 2008)

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (317) 574-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 30, 2008, Standard Management Corporation (the “Company”) entered into a material definitive agreement. The details of which are describe under Item 3.02 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 30, 2008, the Company entered into agreements that created direct financial obligations. The details of the agreements are fully described under Item 3.02 below.

Item 3.02 Unregistered Sales of Equity Securities

On July 30, 2008, the Company entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Master Fund Ltd., and New Millennium Capital Partners II, LLC ( collectively, the “Investors”), whereby the Company agreed to issue and sell and the Investors agreed to purchase (i) 12% Callable Secured Convertible Notes, due three years from the date of issue, in the aggregate principal amount of One Hundred Thousand Dollars ($100,000), which are convertible into shares of the Company’s common stock, no par value per share; and (ii) warrants to purchase 5,000,000 shares of the Company’s Common Stock.

The Company relied upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Investors received Callable Secured Convertible Notes, due three years from the date of issue (the "Notes") bearing interest at rate of 12% per annum.  The Notes are convertible into the Company’s common stock at the Variable Conversion Price, which is 40% multiplied by the average of the lowest 3 trading prices during the 20 trading day period ending one trading day before the conversion date. In addition, the Company granted the Investors a security interest in substantially all of its assets, including the assets of its wholly owned subsidiaries, and intellectual property.

Pursuant to the Registration Rights Agreement entered into between the Company and the Investors, dated July 30, 2008, the Company shall prepare and, on or prior to ten (10) days from the date of receipt of written demand of the Investors, file a registration statement with the Securities and Exchange Commission covering the resale of the common stock underlying the Notes and the Warrants. In the event that the Company does not accept the opinion of counsel with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, within three (3) business days of delivery of the opinion to the Company, the Company shall pay to the Buyer liquidated damages of three percent (3%) of the outstanding amount of the Notes per month plus accrued and unpaid interest on the Notes, prorated for partial months, in cash or shares at the option of the Company (“Standard Liquidated Damages Amount”), until such breach is cured.

In the event the Company breaches any covenants, representation or warranties in the Securities Purchase Agreement, it is required to pay the Standard Liquidated Damage Amount, until such breach is cured.

The Registration Rights Agreement is attached hereto as Exhibit 10.4, and the Securities Purchase Agreement is attached hereto as Exhibit 10.1.

The Investors received warrants to purchase a total of 5,000,000 shares of the Company’s common stock for a period of seven years, at an exercise price of $.001 per share.

If the Company issues shares of common stock below the market price, the exercise price of the warrants will be reduced to a price determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the aggregate consideration received by the Company upon such dilutive issuance divided by the market price in effect immediately prior to the dilutive issuance. The denominator of such issuance shall be equal to the number of shares of common stock outstanding after the dilutive issuance.

The conversion price of the Notes and the exercise price of the Warrants may be adjusted in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the note holder’s position.

The Investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of the Company’s common stock if, the number of shares of common stock issuable upon conversion or exercise would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock.

A form of the Callable Secured Convertible Note is attached hereto as exhibit 10.2, and a form of the Stock Purchase Warrant is attached hereto as exhibit 10.3

Item 9.01 Financial Statements and Exhibits

Exhibits:

10.1	Securities Purchase Agreement dated July 25, 2008, by and among Standard Management Corporation and the investors named on the signature pages thereto.

10.2	Form of the Callable Secured Convertible Note dated July 25, 2008.

10.3	Stock Purchase Warrant dated July 25, 2008.

10.4	Registration Rights Agreement dated July 25, 2008, by and among Standard Management Corporation and the investors named on the signature pages thereto.

10.5	Intellectual Property Security Agreement dated July 25, 2008, by and among Standard Management Corporation and the investors named on the signature pages thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION

By:	/s/ Ronald D. Hunter
Name:	Ronald D. Hunter
Title:	Chairman, President and Chief Executive Officer

Dated: August 5, 2008